Exhibit 99.1

Exicure Announces First Patient Dosed in Phase 2 Merkel Cell Carcinoma Trial of Cavrotolimod (AST-008)

CHICAGO & CAMBRIDGE, Mass.—June 16, 2020—(BUSINESS WIRE)—Exicure, Inc. (NASDAQ: XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) constructs, announced today the dosing of the first patient enrolled in the Phase 2 dose expansion stage of the cavrotolimod (AST-008) Phase 1b/2 clinical trial (ClinicalTrials.gov identifier: NCT03684785).
“We believe this milestone marks an important step toward fulfilling an unmet treatment need for Merkel cell carcinoma patients who have been resistant to checkpoint inhibitor antibody therapy,” said Dr. Douglas Feltner, Chief Medical Officer of Exicure.
The Phase 2 dose expansion stage includes two cohorts of patients with advanced or metastatic cancer: patients with Merkel cell carcinoma (MCC) and patients with cutaneous squamous cell carcinoma (CSCC). MCC is a rare, aggressive skin cancer considered more deadly than melanoma. Risk factors for MCC include sun exposure and a weakened immune system. Advanced or metastatic CSCC is an uncommon form of skin cancer associated with significant morbidity and mortality.
The dose expansion stage is designed to assess the anti-tumor response rate of cavrotolimod plus checkpoint inhibitor treatment, the safety and tolerability of the combination, and drug pharmacodynamics and pharmacokinetics. Patients enrolled in the dose expansion cohorts must have recently documented tumor progression despite anti-PD-1 or anti-PD-L1 antibody monotherapy.

About Cavrotolimod (AST-008)
Cavrotolimod (AST-008) is an SNA consisting of toll-like receptor 9 agonists designed for immuno-oncology applications. In December 2019, Exicure announced preliminary results from the Phase 1b stage of the clinical trial including potential signs of anti-tumor activity with cavrotolimod in combination with pembrolizumab in patients with MCC. To date, 20 patients in the Phase 1b stage of the clinical trial have been dosed, and no cavrotolimod-related serious adverse event or dose-limiting toxicity has been reported. The most commonly reported adverse events were injection site reactions and flu-like symptoms. In the second quarter of 2020, Exicure initiated Phase 2 dose expansion cohorts of intratumoral cavrotolimod in combination with approved checkpoint inhibitors to treat two cohorts of patients with advanced or metastatic MCC or CSCC. Each cohort is expected to enroll up to 29 patients whose tumors have progressed on anti-PD-1/PD-L1, or programmed cell death protein 1/programmed death-ligand 1, antibody monotherapy.

About Exicure, Inc.
Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN, an SNA–based therapeutic candidate for the treatment of Friedreich’s ataxia (FA). Exicure's drug candidate AST-008 is currently in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL and also has an office in Cambridge, MA. For more information, visit Exicure’s website at www.exicuretx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the conduct of the company’s ongoing Phase 1b/2 clinical trial for cavrotolimod (AST-008), including its expectations regarding timing and dosage of patients and the anticipated size of the cohorts in the Phase 2 dose expansion stage of the Phase 1b/2 clinical trial; and the company’s expectations regarding potential benefits, safety and tolerability of cavrotolimod (AST-008), including the potential of cavrotolimod (AST-008) as a treatment for patients with Merkel cell carcinoma. The forward-looking statements in this press release speak only as of the date of this press release, and the company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic may disrupt the company’s business and/or the global healthcare system more severely than anticipated; the cost, timing and results of the company’s clinical trials; the ability to enroll and maintain patients in its clinical trials; possible safety and efficacy concerns; regulatory and competitive landscape developments; and the ability of the company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as updated by the company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the company undertakes no duty to update this information, except as required by law.

Media Contact
Karen Sharma
MacDougall
781-235-3060
ksharma@macbiocom.com